UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2008

PRIME GROUP REALTY TRUST
(Exact name of registrant as specified in its charter)

MARYLAND	1-13589	36-4173047
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 3900, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300.

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into Material Definitive Agreement.

On September 9, 2008, Prime Group Realty Trust (the “Company”) filed a Current Report on Form 8-K disclosing that on September 3, 2008, Younan Properties, Inc. (“Purchaser”) became obligated to purchase 180 North LaSalle Street, Chicago, Illinois (the “Property”), from the subsidiary of the Company (“Seller”) that owns the Property.

On October 21, 2008, the Company issued a press release announcing that on October 15, 2008, the Purchaser and Seller amended the purchase and sale agreement (the “Agreement”) to extend the originally scheduled closing deadline for the Purchaser’s acquisition of the Property until December 17, 2008, or such earlier date as the parties may each approve. In addition, the Purchaser has the right to further extend the closing date until January 16, 2009 provided the Purchaser pays directly to Seller an additional $2.0 million earnest money deposit. Purchaser has currently funded $6.0 million of earnest money, which has been released from escrow and is being held by Seller, and which is non-refundable to the Purchaser except in the event of a Seller default or the failure of certain customary conditions to the Purchaser’s obligations to close.

The gross purchase price for the Property is $124.0, million subject to customary pro-rations, credits and adjustments, including credits for various matters the Seller has agreed to give the Purchaser aggregating $2.0 million.

The Purchaser has completed its due diligence inspection of the Property and is obligated to purchase the Property subject to certain customary conditions contained in the purchase and sale agreement. In the event that the Purchaser defaults on its obligation to purchase the Property, Seller’s sole remedy is to receive the earnest money as liquidated damages.

There can be no assurances that all of the conditions to closing will be satisfied and that this transaction will actually close, or that if it does close, it will close pursuant to the foregoing timetable or the terms set forth in this Form 8-K.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission filed on August 21, 2008, the Audit Committee of the Board of Trustees (the “Audit Committee”) of the Company, in consultation with members of the Company’s management and its independent accountants, determined that the Company’s distributions to the owners of the common units of Prime Group Realty, L.P. (the “Operating Partnership”) were incorrectly recorded on the Company’s Consolidated Financial Statements and that it would restate its Consolidated Financial Statements and other financial information for the years ended December 31, 2006 and 2007, and for the first and second quarters of 2008. This change relates only to the interpretation of existing accounting literature and does not involve new facts or circumstances. In addition, these restatements only involve GAAP book entries and have no impact on the Company’s cash flow or cash liquidity for the periods affected.

The Company stated in its prior Form 8-K that it expected such restatements to these financial statements to be completed within several weeks. The Company’s preparation of the restatements has taken longer than initially anticipated, but notwithstanding such delay, the restatements for the periods prior to 2008 do not involve any additional changes to the financial statements other than those previously disclosed. In addition to the adjustments previously disclosed for the first two quarters of 2008, net loss will decrease by approximately $10.3 million for the three months ended March 31, 2008 and net loss will decrease by approximately $6.7 million for the six months ended June 30, 2008. The Company intends to complete and file the restatements in the next several weeks as soon as practicable.

This Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company issued a press release on October 21, 2008 disclosing the foregoing matters set forth in this Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
No.	Description
99.1	Press Release of Prime Group Realty Trust dated October, 21 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST

Dated: October 21, 2008	By:	/s/ Jeffrey A. Patterson

Jeffrey A. Patterson
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press Release of Prime Group Realty Trust dated October, 21 2008.